EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated July 29, 2014 on the consolidated financial statements of Aspen Group, Inc. and Subsidiaries as of April 30, 2014 and 2013 and December 31, 2012 and for the year ended April 30, 2014, the four months ended April 30, 2013 and for the year ended December 31, 2012, included herein on the registration statement of Aspen Group, Inc. Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/S/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

October 7, 2014